Section 2: EX-99.1 (PRESS RELEASE)	Exhibit 99.1

Wayne Savings Bancshares, Inc. Announces Planned Retirement of CEO, Rod Steiger

Wayne Savings Bancshares, Inc. (NASDAQ: WAYN) (the “Company”), parent company of Wayne Savings Community Bank (the “Bank”), announced that the Company’s President and Chief Executive Officer and the Bank’s Chief Executive Officer, Rodney C. Steiger, announced to the Board of Directors of both the Company and Bank his intention to retire as of December 31, 2014. Mr. Steiger has served as Chief Executive Officer since January, 2011, and his retirement covers a career of over thirty-five years of service to the banking industry.

Mr. Steiger will not continue to serve as a member of the Board of Directors of the Company and the Bank after he retires. He was initially appointed to the Board of Directors as an independent director in 2008 and elected to the Board of Directors by stockholders at the 2009 and 2012 annual meetings of stockholders. Mr. Steiger’s decision to retire was not a result of any disagreement with the Company or its management.

In making his announcement Mr. Steiger commented, “After a long and rewarding career in banking, I am looking forward to the next phase of my life. I am very fortunate to have had the opportunity to serve as a Director and CEO of Wayne Savings Bancshares, Inc. and Wayne Savings Community Bank. I am most proud of helping to navigate the Company through a long and difficult recession, and leaving it in a better position than when I arrived. I wish continued success to all of our stockholders, employees, customers, and communities.”

Peggy Schmitz, Wayne Savings Bancshares, Inc. Board Chair stated “We are grateful to Rod for his leadership over the last four years, and wish him all the best in his retirement. Rod was instrumental in successfully steering the Bank through a period of challenging global economic conditions. With Wayne Savings’ solid foundation of service to the community for over 100 years, we have good reason to be excited about the Bank's future.”

The Board of Directors has appointed a search committee chaired by Director Jonathan Ciccotelli to select the new Chief Executive Officer. Mr. Steiger will continue to serve as the Company’s President and Chief Executive Officer and the Bank’s Chief Executive Officer, will work with the Company’s board of directors to ensure the successful identification of a successor Chief Executive Officer and, once a successor Chief Executive Officer is appointed, will facilitate in the transition of executive responsibilities.

Securities Laws Matters

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the Company's and Bank's ability to successfully comply with the previously announced regulatory proceedings to which they are subject, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the Company’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. The Company assumes no obligation to update such forward-looking statements